Exhibit 21.1

List of Subsidiaries

Name	Formation Jurisdiction
PHD Group Holdings LLC	Delaware
PHD Intermediate LLC	Delaware
Portillo’s Holdings, LLC	Delaware
Portillo’s Hot Dogs, LLC	Delaware
PHD Card Services, LLC	Florida
C & O Chicago, L.L.C.	Illinois
The Heart of Portillo’s Fund, Inc	Florida